Britton & Koontz Capital Corporation                                                           EXHIBIT 99.1

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
July 25, 2007	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS 2007 SECOND QUARTER EARNINGS

Natchez, Mississippi - Britton & Koontz Capital Corporation (the “Company”; Nasdaq: BKBK) today reported net income for the three months ended June 30, 2007, of $613 thousand, or $0.29 per diluted share, compared to $875 thousand, or $0.41 per diluted share, for the same period in 2006.  For the six months ended June 30, 2007, net income and earnings per share was $1.0 million, or $0.49 per diluted share, compared to $1.8 million, or $0.85 per diluted share, for the same period in 2006.  The decline in both quarter and year-to- date net income was primarily related to the Company’s adoption on April 5, 2007, of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).

SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value.  In the first quarter of 2007, the Company chose to measure approximately $55 million of its available-for-sale investment securities at fair value.  Subsequent to the adoption, the securities were sold and re-invested back into similar securities with an approximate 1.25% added yield.  After discussions with the Securities and Exchange Commission, the Company decided to apply SFAS 159 to only $20 million of the securities and as a result classified that amount into a trading category and the remaining $35 million into available-for-sale.  The loss in the amount of $559 thousand on the sale of the securities used to repurchase available-for-sale securities was accounted for as an “other than temporary impairment” in the first quarter of 2007 due to changes in interest rates since original purchase.  If interest rates rise in the remainder of 2007, the application of SFAS 159 will likely have a negative impact on the Company’s earnings due to the requirement under SFAS 159 that securities classified in the trading category be periodically marked to market.  As rates rise, the value of the securities declines and reduces our earnings.  However, future earnings from our securities portfolio in the last half of 2007 and thereafter are expected to be enhanced due to the re-investment of the sold securities at higher yields.

Net interest income for the quarter ended June 30, 2007, was $3.4 million, a $29 thousand increase compared to the same quarter in 2006.  The improvement in net interest income is due primarily to higher yields in the investment portfolio and the continued shift from 1-4 family residential mortgage loans to higher yielding commercial loans.  Net interest margin increased to 3.91% for the three months ended June 30, 2007, from 3.83% for the same period in 2006.  Non-interest income declined $433 thousand to $160 thousand for the second quarter of 2007.  The decline reflected a fair value adjustment of $450 thousand as the securities in the Company’s trading category were marked to market to reflect declines in the fair market value of those securities.  Non-interest expense of $2.7 million for the second quarter of 2007, decreased $55 thousand compared to $2.8 million during the same period in 2006 mainly from reduced personnel costs.

Net interest margin increased to 3.82% for the six months ended June 30, 2007, from 3.78% in the comparable period in 2006.  However, net interest income of $6.7 million for the six month period ended June 30, 2007, remained relatively stable compared to $6.8 million during the same period in 2006.  The slight decline from period to period is due in part to the higher interest rate environment, as increases in funding costs outpaced increases in asset yields, and by lower volumes on both the asset and funding sides.

The primary reason for the decline in net income for the six months ended June 30, 2007, was the decrease in non-interest income of $846 thousand from $1.2 million for the six month period ended June 30, 2006, to $358 thousand for the six month period ended June 30, 2007.  The decrease in non-interest income was primarily related to the adoption of SFAS 159 and the sale of approximately $35 million of the Company's available-for-sale securities on April 12, 2007, at a loss of $559 thousand due to changes in interest rates since original purchase.  Additionally, the Company marked its trading portfolio to market as required by SFAS 159 in the second quarter 2007 with a downward adjustment of $450 thousand.  Factors offsetting these losses are increased income from deposit accounts and investment activities.  Non-interest expense increased $175 thousand to $5.6 million for the six months ended June 30, 2007, compared to $5.5 million during the same period in 2006.  The higher expense level is due to write-downs of other real estate of $212 thousand and higher audit expenses.

The Bank’s provision for loan losses for the six month period ended June 30, 2007, was $200 thousand, compared to $120 thousand during the same period in 2006.  The increase is primarily the result of the continuing shift from residential lending to commercial lending.  Net charge-offs for the six months ended June 30, 2007, increased to $135 thousand compared to $27 thousand for the six month period ended June 30, 2006.  Non-performing assets increased $792 thousand from $2.7 million at December 31, 2006, to $3.5 million at June 30, 2007.  The increase is due primarily to increases in loans past due 90 days or more, which increased $541 thousand during this period.  Two commercial loans with a single customer in the amount of $773 thousand went 90 days past due while the Bank was waiting on current financials and appraisals.  It is expected the two loans will be renewed prior the end of August, 2007 and their status changed to current from 90 days past due.  The Bank has collected the interest amounts and deposited such amounts into a reserve account to be paid upon renewal.

About Britton & Koontz

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana.  As of June 30, 2007, the Company reported assets of $371.5 million and equity of $33.5 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at June 30, 2007, were 2,117,966.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2007	2006	2007	2006

Interest income	$6,285,709	$5,844,353	$12,292,816	$11,561,024
Interest expense	(2,855,896)	(2,443,881)	(5,601,453)	(4,780,620)
Net interest income	3,429,813	3,400,472	6,691,363	6,780,404
Provision for loan losses	(120,000)	(60,000)	(200,000)	(120,000)
Net interest income after
provision for loan losses	3,309,813	3,340,472	6,491,363	6,660,404
Non-interest income	160,493	593,051	358,180	1,204,434
Non-interest expense	(2,721,212)	(2,776,007)	(5,639,957)	(5,465,305)
Income before income taxes	749,094	1,157,516	1,209,586	2,399,533
Income taxes	(135,793)	(282,060)	(169,159)	(598,685)
Net income	$613,301	$875,456	$1,040,427	$1,800,848

Return on Average Assets	0.67%	0.93%	0.56%	0.95%
Return on Average Equity	7.26%	11.08%	6.16%	11.42%

Diluted:
Net income per share	$0.29	$0.41	$0.49	$0.85
Weighted average shares outstanding	2,120,609	2,121,382	2,120,804	2,122,033

	June 30,	December 31,
	2007	2006

Total assets	$371,521,161	$369,318,241
Cash and due from banks	8,297,068	6,572,163
Federal funds sold	139,682	304,569
Investment securities	104,541,984	107,370,048
Loans, net of unearned interest	247,155,873	243,589,293
Deposits-interest bearing	212,905,012	203,411,996
Deposits-non interest bearing	46,241,886	50,345,279
Total Deposits	259,146,898	253,757,275
Short Term debt	62,230,369	39,392,884
L/T debt, inc junior subordinated debentures	13,335,193	39,579,104
Stockholders' equity	33,469,025	33,596,888
Book value (per share)	$15.80	$15.86
Total shares outstanding	2,117,966	2,117,966